EXHIBIT 99

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:

May 20, 2009	Frank D. Martz
Group Senior Vice President of
Operations and Secretary
(724) 758-5584

ESB FINANCIAL CORPORATION AUTHORIZES AN ADDITIONAL
 STOCK REPURCHASE PROGRAM OF UP TO 600,000 SHARES

Ellwood City, Pennsylvania. ESB Financial Corporation (Nasdaq: ESBF) announced that the Company’s Board of Directors has authorized a repurchase program for the repurchase of up to 600,000 shares, or five percent, of the Company’s outstanding common stock. The new plan will begin upon the completion of the existing plan, which has approximately 57,000 shares remaining for repurchase.

Repurchases are authorized to be made by the Company from time to time in open-market or privately-negotiated transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and may be reserved for issuance pursuant to the Company’s stock benefit plans.

Charlotte A. Zuschlag, President and Chief Executive Officer of the Company, stated, “The ongoing repurchase program reflects management’s belief that the current price of the Company’s common stock does not adequately reflect the Company’s long-term business and earnings prospects. The Company is fortunate to have the financial flexibility that allows it to demonstrate its commitment to and confidence in its future prospects.”

ESB Financial Corporation is the parent holding company for ESB Bank and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of ESB is traded on the Nasdaq Stock Market, National Market System under the symbol “ESBF.” ESB makes available on its website, which is located at www.esbbank.com, its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K on the date such reports are electronically filed with the Securities and Exchange Commission.

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